Exhibit 99.1

MEREDITH CORPORATION ANNOUNCES OFFERING OF SENIOR SECURED NOTES

DES MOINES, IA (June 24, 2020) – Meredith Corporation (NYSE: MDP; www.meredith.com) announced today it intends to offer $300 million of senior secured notes due 2025, subject to market and other conditions. The notes will be guaranteed on a senior secured basis by certain subsidiaries of the Company.

The offering constitutes a portion of a proposed $710 million of new debt financing that Meredith intends to use to fund, along with cash on hand, the redemption in full of its outstanding Series A Preferred Stock and to pay other fees and expenses related to the financing and redemption transactions. Meredith expects to raise the remainder of new debt in the form of incremental term loans.

The notes and the related subsidiary guarantees are being offered in the United States to persons reasonably believed to be “qualified institutional buyers” in an offering exempt from registration pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside of the United States in compliance with Regulation S under the Securities Act. The notes and the related subsidiary guarantees have not been registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.

This press release is not an offer to sell or a solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offering, solicitation or sale would be unlawful. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This release contains certain “forward-looking statements” that are subject to risks and uncertainties as defined in the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current knowledge and estimates of factors affecting the Company and its operations. Statements in this release that are forward-looking include, but are not limited to, statements concerning the terms, timing and completion of the offering of the notes and the incremental term loans, and the anticipated use of the net proceeds from those transactions. Forward-looking statements can be identified by words such as may, should, expects, provides, anticipates, assumes, can, will, meets, could, likely, intends, might, predicts, seeks, would, believes, estimates, plans, continues, guidance or outlook, or variations of these words or similar expressions.

Actual results may differ materially from those currently anticipated. Factors that could adversely affect future results include, but are not limited to, market conditions, including the availability of debt capital and the terms upon which such debt can be secured, if at all, the impact of the COVID-19 pandemic on the Company, its customers and its suppliers; downturns in global, national and/or local economies; a softening of the domestic advertising market; world, national or local events that could disrupt broadcast television; increased consolidation among major advertisers or other events depressing the level of advertising spending; the unexpected loss or insolvency of one or more major clients or vendors; the integration of acquired businesses; changes in consumer reading, purchasing and/or television viewing patterns; increases in paper, postage, printing, syndicated programming or other costs; changes in television network affiliation agreements; technological developments affecting products or methods of distribution; changes in government regulations affecting the Company’s industries; increases in interest rates; the consequences of acquisitions and/or dispositions; the risks associated with the Company’s acquisition of Time Inc., including the Company’s ability to comply with the terms of its debt and equity financings; and the risk factors contained in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (“SEC”), both of which are available on the SEC’s website at www.sec.gov, and the Company’s other filings with the SEC. Such risk factors may be amplified by the COVID-19 pandemic and its potential impact on the Company’s business and the global economy. The Company undertakes no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

ABOUT MEREDITH CORPORATION

Meredith Corporation has been committed to service journalism for 118 years. Today, Meredith uses multiple distribution platforms-including broadcast television, print, digital, mobile and video-to provide consumers with content they desire and to deliver the messages of its advertising and marketing partners.

Meredith’s National Media Group reaches 190 million unduplicated American consumers every month, including 120 million women and nearly 90 percent of U.S. millennial women. Meredith is a leader in creating content across media platforms and life stages in key consumer interest areas such as entertainment, food, lifestyle, parenting and home. Meredith’s leading national brands include PEOPLE, Better Homes & Gardens, InStyle, Allrecipes, REAL SIMPLE, SHAPE, Southern Living and Martha Stewart Living. Meredith also features robust brand licensing activities including more than 3,000 SKUs of branded products at 4,000 Walmart stores across the U.S. and at walmart.com. Meredith’s National Media Group also includes leading affinity marketer Synapse, and The Foundry, the Company’s state-of-the-art creative lab and content studio.

Meredith’s Local Media Group includes 17 television stations reaching 11 percent of U.S. households and 30 million viewers. Meredith’s portfolio is concentrated in large, fast-growing markets, with seven stations in the nation’s Top 25 markets – including Atlanta, Phoenix, St. Louis and Portland – and 13 in the Top 50. Meredith’s stations produce more than 725 hours of local news and entertainment content each week, and operate leading local digital destinations. Meredith also owns MNI Targeted Media, which delivers targeted advertising solutions to more than 1,200 clients on a local, regional and national level.

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Shareholder/Financial Analyst Contact:	Media Contact:

Mike Lovell	Art Slusark
Director of Investor Relations	Chief Communications Officer
Phone: (515) 284-3622	Phone: (515) 284-3404
E-mail: Mike.Lovell@meredith.com	E-mail: Art.Slusark@meredith.com